Exhibit 99.77C

Legg Mason Income Trust,
Inc.
("Registrant")
Form N-SAR
For the Six Months Ended
June 30, 2006

Sub-Item 77C:  Matters
submitted to a vote of
security holders

A Special Meeting of
Shareholders was held on
February 24, 2006, to
approve a proposal to
liquidate, dissolve, and
terminate Legg Mason
U.S. Government Money
Market Portfolio, a
series of Legg Mason
Income Trust, Inc. in
accordance with Plans of
Liquidation and
Termination, Dissolution
and Termination, and
Liquidation,
respectively approved by
the Fund's Board of
Directors. The reason
for the proposal to
liquidate the Fund is
that it no longer
function as a "sweep"
investment vehicle for
the retail brokerage
clients of Legg Mason
Wood Walker, Inc. as a
result of the sale of
that firm to CitiGroup
Inc.

Shareholder Meeting
Results (share amounts
are not in thousands):

Affirmative
16,173,762	shares
	56.544%

Against      	 8,017
	shares
	00.028%

Abstain        	0
	shares
00.00%


G:\Groups\Reporting\NSAR Back-
up\TRUSTS\Income
Trust\2006\6.30.06\Exhibit 77C
Submission of matter to a vote
Govy.doc		08/29/2006